Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	July 28, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
2010 SECOND QUARTER RESULTS
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $13.0 million or $0.25 per diluted common share for the quarter ended June 30, 2010, an increase of $0.19, or 317%, compared to the $6.5 million, or $0.06 per diluted common share, recorded in the second quarter of 2009. Compared to the first quarter of 2010, earnings per diluted common share decreased $0.16, or 39%, on a $3.0 million decrease in net income.
     The Company’s total assets of $13.7 billion at June 30, 2010 increased $869 million from March 31, 2010 and $2.3 billion from June 30, 2009. Total deposits as of June 30, 2010 were $10.6 billion, an increase of $900 million from March 31, 2010 (including $502 million in additional deposits for the second quarter of 2010 related to FDIC-assisted transactions) and $1.4 billion from June 30, 2009. Total loans, including loans held for sale and excluding covered loans, were $9.6 billion as of June 30, 2010, an increase of $336 million over the $9.2 billion balance as of March 31, 2010 and an increase of $1.1 billion over June 30, 2009.
     Edward J. Wehmer, President and Chief Executive Officer, commented “Core pre-tax earnings, which excludes from pre-tax net income the provision for credit losses, all OREO expenses, excess mortgage put-back reserves, all bargain purchase gains and trading and securities gains or losses increased again this quarter. This measurement of earnings has increased 91% in the past 12 months, to $47.6 million in the second quarter of 2010 from $25.0 million in the second quarter of 2009. Reported net income for the second quarter of 2010 was $13.0 million, a 99% increase over the second quarter of 2009. During the most recent quarter, our Company had many positive operating results including a slight decrease in both the amount of non-performing loans and the percentage of non-performing loans to total loans, continued growth of our core customer deposit base, solid internal loan growth, a continued strong pipeline of potential new lending relationships, expansion of the net interest margin and the successful acquisition of two banking operations in new, desirable markets through FDIC-assisted transactions.”
     “This quarter was not without its challenges. A fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. Actions have been taken internally to decrease the likelihood of this type of loss from recurring in this important line of business for the Company. Management has conducted a thorough review of the premium finance – commercial portfolio and found no signs of similar situations. Excluding the impact of this unusual item, the Company’s provision for credit losses and net charge-offs both declined when compared to the previous quarter’s results. This decline was in line with the overall direction of the non-performing loan portfolio.”
     Mr. Wehmer noted, “The Company’s net interest margin for the quarter increased to 3.43% from 3.38% in the first quarter of 2010 and from 2.91% in the second quarter of 2009. Continued opportunities to re-price existing core deposits remain. Large balances of liquidity management assets currently residing on our balance sheet, which generate relatively little income, continue to impede the overall expansion of the Company’s net interest margin. Further margin expansion should come as we identify opportunities to re-deploy low yielding short-term liquidity assets into higher yielding loans and re-price maturing retail certificates of deposit .”
     Commenting on credit, excluding the impact of the covered loans acquired in the FDIC-assisted transactions, Mr. Wehmer said, “For the fourth consecutive quarter, total non-performing loans as a percentage of total loans declined and represented only 1.45% of the total loan portfolio at June 30, 2010. This level of non-performing loans represents the lowest level recorded by the Company since the second quarter of 2008. During the second quarter, we recorded a provision for credit losses of $41 million and net charge-offs of $38 million, both of which include the $15.7 million fraud loss in the premium finance – commercial portfolio. Our allowance for loan losses increased to $107 million or 1.14% of total loans, covering 79% of total non-performing loans. Adding our reserve for unfunded lending-related commitments and credit-related discounts on purchased loans brings the Company’s total credit reserves to $137 million or 1.47% of total loans.”
     Mr. Wehmer summarized, “Continued strong capital ratios, high levels of balance sheet liquidity, lower levels of non-performing loans and increased core pre-tax earnings position the Company to continue to capitalize on the dislocation of assets and people in the marketplace. Our continued focus on increasing core pre-tax earnings, leveraging the new locations acquired in our recent FDIC-assisted transactions and further clearing our balance sheet of problem assets will allow us to resume growth of our community banking franchise. These opportunities will all be evaluated for their long-term strategic value to the Company and undertaken with a disciplined approach. The opening of our downtown Chicago office in July filling the 22nd floor at 190 South LaSalle Street showcases this effort. This new lending group operating under the Wintrust Commercial Banking brand expands the Company’s commercial lending and Treasury Management services into Chicago. Wintrust has been built upon Midwestern values and client service and we are ready and well poised to bring old fashioned banking back to Chicago’s commercial sector.”
     See “Acquisitions” and “Securitizations” later in this document for additional explanations of loan balance changes between comparable periods. The Company’s loan portfolio is diversified among a wide variety of loan types. Please see the tables included in the remainder of this document for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses, loan portfolio aging statistics and purchased loans subject to loss sharing agreements with the FDIC, which we refer to as “covered loans”.

     Wintrust’s key operating measures and growth rates for the second quarter of 2010 as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
	2010	2010	2009	2010		2009
Net income	$13,009	$16,017	$6,549		(19)%		99%
Net income per common share – diluted	$0.25	$0.41	$0.06		(39)%		317%

Core pre-tax earnings (2)	$47,649	$42,064	$24,962		13%		91%
Net revenue (1)	$154,750	$138,472	$117,949		12%		31%
Net interest income	$104,314	$95,865	$72,497		9%		44%

Net interest margin (2)	3.43%	3.38%	2.91%	5	bp	52	bp
Net overhead ratio (3)	1.26%	1.33%	1.41%	(7	)bp	(15	)bp
Return on average assets	0.39%	0.52%	0.24%	(13	)bp	15	bp
Return on average common equity	2.98%	4.93%	0.79%	(195	)bp	219	bp

At end of period
Total assets	$13,708,560	$12,839,978	$11,359,536		27%		21%
Total loans, excluding covered loans	$9,324,163	$9,070,562	$7,595,476		11%		23%
Total loans, including loans held-for-sale, excluding covered loans	$9,562,144	$9,226,611	$8,416,576		15%		14%
Total deposits	$10,624,742	$9,724,870	$9,191,332		37%		16%
Total shareholders’ equity	$1,384,736	$1,364,832	$1,065,076		6%		30%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions, Securitization and

Stock Offerings/Regulatory Capital
Acquisitions
     On April 23, 2010, the Company announced that two of its wholly-owned subsidiary banks, Northbrook Bank & Trust Company (“Northbrook”) and Wheaton Bank & Trust Company (“Wheaton”), in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois. In summary:
  • Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments.
  • Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments.
     Both purchases were accounted for as a business combination as required by Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”), which became effective for the Company beginning on January 1, 2009. Under ASC 805 a gain is recorded equal to the amount by which the fair value of net assets purchased exceeded the purchase price. The Company recognized gains of $22.3 million and $4.2 million in the second quarter of 2010 on the Wheatland and Lincoln Park acquisitions, respectively. These gains are shown as a gain on bargain purchases, which is a component of non-interest income, on our statement of income.
     Loans comprise the majority of the assets acquired in the two FDIC-assisted transactions above and are subject to a loss sharing agreement with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. We refer to the loans subject to these loss-sharing agreements as “covered loans.” Covered assets include covered loans, covered OREO and certain other covered assets. The agreement with the FDIC requires that the Company follow certain servicing procedures or risk losing FDIC reimbursement of covered asset losses.
     On July 28, 2009, the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and assumed certain related liabilities. An aggregate unpaid principal balance of $949.3 million was purchased for $685.3 million in cash.
     The Company recognized a $10.9 million gain in the first quarter of 2010, a $43.0 million gain in the fourth quarter of 2009 and a $113.1 million gain in the third quarter of 2009. As of March 31, 2010, the full amount of bargain purchase gain was recognized into income.
     On April 20, 2009, Wayne Hummer Asset Management Company completed its purchase and assumption of certain assets and liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Securitization
Sale of Loans
     On September 11, 2009, Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), sold $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes, Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp. At the time of closing, the securitization was an off-balance sheet financing transaction for the Company.
     The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Issuer’s obligations under the Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding I, LLC (the “Depositor”) and by the Depositor to the Issuer.
Change in Accounting Treatment
     At June 30, 2009, prior to the existence of the securitization facility, all premium finance loans held by the Company were reflected as loans on its balance sheet. At December 31, 2009, with the securitization facility in place, approximately $594 million of commercial premium finance loans were held in the securitization facility and were not reflected on the Company’s balance sheet. In accordance with newly applicable accounting guidance, and as anticipated by the Company, effective January 1, 2010 the securitization facility was recorded on the balance sheet of the Company as a secured borrowing. As a result of this new guidance, the Company’s balance sheet since January 1, 2010 reflects all loans outstanding in the securitization facility, the $600 million of secured borrowing notes issued to the securitization investors and cash in the securitization facility.
Stock Offerings/Regulatory Capital
     On March 9, 2010, the Company announced the closing of its public offering of 5.8 million shares of common stock at $33.25 per share. The Company received net proceeds of approximately $182.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. On March 16, 2010, the Company’s underwriters, who were granted a 30-day option to purchase up to an additional 870,000 shares at a public offering price of $33.25 per share to cover over-allotments, fully exercised this option for additional net proceeds of approximately $27.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. In total, the Company sold 6.67 million shares for net proceeds of approximately $210.3 million. As of June 30, 2010, the Company’s estimated capital ratios were 14.4% for total risk-based capital, 13.1% for tier 1 capital and 10.2% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 6.0% at June 30, 2010.
Financial Performance Overview – Second Quarter of 2010
     For the second quarter of 2010, net interest income totaled $104.3 million, an increase of $31.8 million as compared to the second quarter of 2009 and an increase of $8.4 million as compared to the first quarter of 2010. Average earning assets for the second quarter of 2010 increased by $2.2 billion compared to the second quarter of 2009. Earning asset growth over the past 12 months was primarily a result of the $1.4 billion increase in average loans and $762 million increase in liquidity management assets. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $1.1 billion of the total loan growth over the past 12 months, while the two FDIC-assisted acquisitions accounted for $210 million of average covered loan growth in the current quarter. The average earning asset growth of $2.2 billion over the past 12 months was funded by a $685 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $363 million, an increase in the average balance of retail certificates of deposit of $452 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit of $115 million, offset by a decrease in the average balance of other wholesale borrowings of $59 million. The net interest margin for the second quarter of 2010 was 3.43%, compared to 2.91% in the second quarter of 2009 and 3.38% in the first quarter of 2010.

The increase in net interest margin in the second quarter of 2010 compared to the second quarter of 2009 is primarily attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. The yield on loans increased 32 basis points, however, and total earning assets decreased by 17 basis points, while the rate paid on total interest-bearing deposits decreased by 79 basis points compared to the second quarter of 2009. Further margin expansion should come as we identify opportunities to re-deploy low yielding short-term liquidity assets into higher yielding loans, and continue to benefit from the re-pricing of maturing retail certificates of deposit.
     Non-interest income totaled $50.4 million in the second quarter of 2010, increasing $5.0 million, or 11%, compared to the second quarter of 2009 and increasing $7.8 million, or 18%, compared to the first quarter of 2010. The change was primarily attributable to the bargain purchase gains recorded relating to the FDIC-assisted transactions as described earlier under “Acquisitions”. Wealth management revenue contributed $2.3 million to the increase as improvements in the equity markets overall has led to a 34% increase in wealth management revenue compared to the second quarter of 2009. Mortgage banking revenue decreased $14.6 million when compared to the second quarter of 2009 as loans originated and sold to the secondary market were $732 million in the second quarter of 2010 compared to $1.5 billion in the second quarter of 2009 and $687 million in the first quarter of 2010. Lower originations and sales to the secondary market in the second quarter of 2010 as compared to the second quarter of 2009 directly reduced gains recognized on these sales. Also, changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale contributed to the decrease in mortgage banking revenue in the current quarter. Additionally, expenses recognized for the liability associated with mortgage loans sold with recourse to the secondary market increased in the second quarter of 2010 due to investors attempting to push back claims to the originators of loans in default. Also, trading income decreased by $9.8 million in the second quarter of 2010 when compared to the second quarter of 2009 primarily due to realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
     Non-interest expense totaled $92.7 million in the second quarter of 2010, increasing $8.4 million, or 10%, compared to the second quarter of 2009 and increasing $8.7 million compared to the first quarter of 2010. The increase compared to the second quarter of 2009 was primarily attributable to a $4.6 million increase in salaries and employee benefits and a $4.8 million increase in expenses related to other real estate owned, or OREO, and increased professional fees of $1.1 million primarily related to increased legal costs related to non-performing assets and recent bank acquisitions, partially offset by $4.1 million in lower FDIC insurance expenses related to an FDIC imposed industry-wide special assessment on financial institutions in the prior year second quarter.
Financial Performance Overview – First Six Months of 2010
     The net interest margin for the first six months of 2010 was 3.41%, compared to 2.81% in the first six months of 2009. The increase in the net interest margin in the first six months of 2010 when compared to the first six months of 2009 is primarily attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. The yield on loans increased 29 basis points, however, the yield on total earning assets decreased by 12 basis points as the yield on liquidity management assets declined by 141 basis points, while the rate paid on total interest-bearing deposits decreased by 84 basis points compared to the first six months of 2009. Average earning assets for the first six months of 2010 increased by $2.0 billion compared to the first six months of 2009. Earning asset growth for the first six months of 2010 compared to the same period in 2009 was primarily a result of the $1.3 billion increase in average loans and $640 million increase in liquidity management assets. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $1.1 billion of the total loan growth for the first six months of 2010 compared to the same period in 2009. The average earning asset growth of $2.0 billion was funded by a $766 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $285 million, an increase in the average balance of retail certificates of deposit of $339 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit of $58 million, offset by a decrease in the average balance of other wholesale borrowings of $77 million.
     Non-interest income totaled $93.0 million in the first six months of 2010, increasing $11.2 million, or 14%, compared to the first six months of 2009. The increase was primarily attributable to the $37.4 million of bargain purchase gains recorded relating to the FDIC-assisted transactions and the acquisition of the premium finance assets as described earlier under “Acquisitions.” Wealth management revenue contributed $5.1 million to the increase as improvements in the equity markets overall has led to a 39% increase in wealth management revenue compared to the first six months of 2009. Mortgage banking revenue decreased $21.1 million when compared to the first six months of 2009 as loans originated and sold to the secondary market declined to $1.4 billion in the first six months of 2010 compared to $2.8 billion in the first six months of 2009, directly reducing gains recognized on these sales. Additionally, expenses recognized for the liability associated with mortgage loans sold with recourse to the secondary market increased in 2010 due to investors pushing back claims to the originators of loans in default. Also, lower trading income of $12.6 million in 2010 when compared to the first six months of 2009 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
     Non-interest expense totaled $176.6 million in the first six months of 2010, increasing $15.4 million, or 10%, compared to the first six months of 2009. The increase compared to the first six months of 2009 was primarily attributable to a $8.9 million increase in salaries and employee benefits and a $3.8 million increase in expenses related to other real estate owned, or OREO, a $2.9 million increase in other miscellaneous expenses (primarily loan expenses related to problem loans prior to foreclosure), and increased professional fees of $1.3 million primarily related to increased legal costs related to non-performing assets and recent bank acquisitions. These increases were partially offset by a decrease of $3.3 million in FDIC insurance expenses as the FDIC imposed an industry-wide special assessment on financial institutions in the prior year second quarter.
Financial Performance Overview – Credit Quality
     Non-performing loans, excluding covered loans, totaled $135.4 million, or 1.45% of total loans, at June 30, 2010, compared to $141.0 million, or 1.55% of total loans, at March 31, 2010 and $238.2 million, or 3.14% of total loans, at June 30, 2009. OREO, excluding covered OREO, of $86.4 million at June 30, 2010 was down $2.6 million compared to March 31, 2010 and increased $45.0 million compared to June 30, 2009.
     During the latter half of 2009, management focused on significantly lowering the Company’s level of non-performing loans. This was accomplished through a focus on gaining control or obtaining possession of collateral from borrowers whose loans were in non-accrual status. Progress towards this goal enabled a number of these properties to be transferred to OREO. The properties the Company obtains via foreclosure or via deed in lieu of foreclosure are aggressively marketed for sale. Additionally, beginning in the fourth quarter of 2009, management has worked with financially distressed borrowers to restructure current loans. These actions help distressed borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of June 30, 2010, a total of $64.7 million of outstanding loan balances qualified as restructured loans, with $54.0 million of these modified loans in an accruing status.
     The provision for credit losses totaled $41.3 million for the second quarter of 2010 compared to $29.0 million for the first quarter of 2010 and $23.7 million in the second quarter of 2009. Net charge-offs as a percentage of loans, excluding covered loans, for the second quarter of 2010 totaled 163 basis points on an annualized basis compared to 63 basis points on an annualized basis in the second quarter of 2009 and 119 basis points on an annualized basis in the first quarter of 2010. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million.
     The allowance for credit losses at June 30, 2010 totaled $108.7 million, or 1.17% of total loans, excluding covered loans, compared to $106.1 million, or 1.17% of total loans, at March 31, 2010 and $86.7 million, or 1.14% of total loans, at June 30, 2009. In addition, at June 30, 2010, there are $28.2 million of non-accretable credit-related discounts on the purchased life insurance premium finance receivables. The Company’s total credit-related reserves, including the reserve for unfunded lending-related commitments and non-accretable credit-related discounts on the purchased premium finance receivables, were $136.9 million, or 1.47% of total loans, excluding covered loans, as of June 30, 2010, compared to $140.0 million, or 1.54% of total loans, at March 31, 2010.

	Three Months Ended		Six Months Ended
WINTRUST FINANCIAL CORPORATION	June 30,		June 30,
Selected Financial Highlights	2010	2009	2010	2009
Selected Financial Condition Data (at end of period):
Total assets	$13,708,560	$11,359,536
Total loans, excluding covered loans	9,324,163	7,595,476
Total deposits	10,624,742	9,191,332
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,384,736	1,065,076

Selected Statements of Income Data:
Net interest income	$104,314	$72,497	$200,179	$137,279
Net revenue (1)	154,750	117,949	293,223	219,158
Core pre-tax earnings (2)	47,649	24,962	89,715	44,859
Net income	13,009	6,549	29,027	12,907
Net income per common share – Basic	$0.26	$0.06	$0.67	$0.12
Net income per common share – Diluted	$0.25	$0.06	$0.64	$0.12

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.43%	2.91%	3.41%	2.81%
Non-interest income to average assets	1.51%	1.65%	1.44%	1.52%
Non-interest expense to average assets	2.78%	3.06%	2.74%	2.99%
Net overhead ratio (3)	1.26%	1.41%	1.30%	1.47%
Efficiency ratio (2) (4)	59.72%	72.02%	60.13%	73.00%
Return on average assets	0.39%	0.24%	0.45%	0.24%
Return on average common equity	2.98%	0.79%	3.86%	0.75%

Average total assets	$13,390,537	$11,037,468	$12,993,056	$10,881,525
Average total shareholders’ equity	1,371,689	1,067,395	1,284,459	1,064,588
Average loans to average deposits ratio (excluding covered loans)	91.0%	92.8%	92.7%	93.1%
Average loans to average deposits ratio (including covered loans)	93.0%	92.8%	93.8%	93.1%

Common Share Data at end of period:
Market price per common share	$33.34	$16.08
Book value per common share	$35.33	$32.59
Common shares outstanding	31,084,298	23,979,804

Other Data at end of period:(10)
Leverage Ratio (5)	10.2%	7.9%
Tier 1 capital to risk-weighted assets (5)	13.1%	8.9%
Total capital to risk-weighted assets (5)	14.4%	12.4%
Tangible common equity ratio (TCE) (9)	6.0%	4.4%
Allowance for credit losses (6)	$108,716	$86,699
Credit discounts on purchased premium finance receivables — life insurance (7)	$28,216	$—
Total credit-related reserves (8)	$136,932	$86,699
Non-performing loans	$135,401	$238,219
Allowance for credit losses to total loans (6)	1.17%	1.14%
Total credit-related reserves to total loans (8)	1.47%	1.14%
Non-performing loans to total loans	1.45%	3.14%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	85	79

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of the allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

(9)	Total shareholders equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(10)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2010	2009	2009

Assets
Cash and due from banks	$123,712	$135,133	$122,382
Federal funds sold and securities purchased under resale agreements	28,664	23,483	41,450
Interest-bearing deposits with other banks	1,110,123	1,025,663	655,759
Available-for-sale securities, at fair value	1,418,035	1,255,066	1,195,695
Trading account securities	38,261	33,774	22,973
Brokerage customer receivables	24,291	20,871	17,701
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,300	73,749	71,715
Loans held-for-sale	237,981	275,715	821,100
Loans, net of unearned income, excluding covered loans	9,324,163	8,411,771	7,595,476
Covered loans	275,563	—	—

Total loans	9,599,726	8,411,771	7,595,476
Less: Allowance for loan losses	106,547	98,277	85,113

Net loans	9,493,179	8,313,494	7,510,363
Premises and equipment, net	346,806	350,345	350,447
FDIC indemnification asset	114,102	—	—
Accrued interest receivable and other assets	374,172	416,678	260,182
Trade date securities receivable	28,634	—	—
Goodwill	278,025	278,025	276,525
Other intangible assets	13,275	13,624	13,244

Total assets	$13,708,560	$12,215,620	$11,359,536

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$953,814	$864,306	$793,173
Interest bearing	9,670,928	9,052,768	8,398,159

Total deposits	10,624,742	9,917,074	9,191,332
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	415,571	430,987	435,980
Other borrowings	218,424	247,437	244,286
Secured borrowings — owed to securitization investors	600,000	—	—
Subordinated notes	55,000	60,000	65,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	200	—	—
Accrued interest payable and other liabilities	159,394	170,990	107,369

Total liabilities	12,323,824	11,076,981	10,294,460

Shareholders’ Equity:
Preferred stock	286,460	284,824	283,518
Common stock	31,084	27,079	26,835
Surplus	680,261	589,939	577,473
Treasury stock	(4)	(122,733)	(122,302)
Retained earnings	381,969	366,152	317,713
Accumulated other comprehensive income (loss)	4,966	(6,622)	(18,161)

Total shareholders’ equity	1,384,736	1,138,639	1,065,076

Total liabilities and shareholders’ equity	$13,708,560	$12,215,620	$11,359,536

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2010	2009	2010	2009

Interest income
Interest and fees on loans	$135,800	$110,302	$265,342	$217,189
Interest bearing deposits with banks	1,215	767	2,489	1,427
Federal funds sold and securities purchased under resale agreements	34	66	83	127
Securities	11,218	15,394	22,230	29,300
Trading account securities	343	55	364	79
Brokerage customer receivables	166	120	304	240
Federal Home Loan Bank and Federal Reserve Bank stock	472	425	931	846

Total interest income	149,248	127,129	291,743	249,208

Interest expense
Interest on deposits	31,626	43,502	64,838	89,455
Interest on Federal Home Loan Bank advances	4,094	4,503	8,440	8,956
Interest on notes payable and other borrowings	1,439	1,752	2,901	3,622
Interest on secured borrowings — owed to securitization investors	3,115	—	6,109	—
Interest on subordinated notes	256	428	497	1,008
Interest on junior subordinated debentures	4,404	4,447	8,779	8,888

Total interest expense	44,934	54,632	91,564	111,929

Net interest income	104,314	72,497	200,179	137,279
Provision for credit losses	41,297	23,663	70,342	38,136

Net interest income after provision for credit losses	63,017	48,834	129,837	99,143

Non-interest income
Wealth management	9,193	6,883	17,860	12,809
Mortgage banking	7,985	22,596	17,713	38,828
Service charges on deposit accounts	3,371	3,183	6,703	6,153
Gain on sales of commercial premium finance receivables	—	196	—	518
Gains (losses) on available-for-sale securities, net	46	1,540	438	(498)
Gain on bargain purchases	26,494	—	37,388	—
Trading gains (losses)	(1,538)	8,274	4,435	17,018
Other	4,885	2,780	8,507	7,051

Total non-interest income	50,436	45,452	93,044	81,879

Non-interest expense
Salaries and employee benefits	50,649	46,015	99,721	90,835
Equipment	4,046	4,015	7,941	7,953
Occupancy, net	6,033	5,608	12,263	11,798
Data processing	3,669	3,216	7,076	6,352
Advertising and marketing	1,470	1,420	2,784	2,515
Professional fees	3,957	2,871	7,064	5,754
Amortization of other intangible assets	674	676	1,319	1,363
FDIC insurance	5,005	9,121	8,814	12,134
OREO expenses, net	5,843	1,072	7,181	3,428
Other	11,317	10,231	22,438	19,075

Total non-interest expense	92,663	84,245	176,601	161,207

Income before taxes	20,790	10,041	46,280	19,815
Income tax expense	7,781	3,492	17,253	6,908

Net income	$13,009	$6,549	$29,027	$12,907

Preferred stock dividends and discount accretion	$4,943	$5,000	$9,887	$10,000

Net income applicable to common shares	$8,066	$1,549	$19,140	$2,907

Net income per common share — Basic	$0.26	$0.06	$0.67	$0.12

Net income per common share — Diluted	$0.25	$0.06	$0.64	$0.12

Cash dividends declared per common share	$—	$—	$0.09	$0.18

Weighted average common shares outstanding	31,074	23,964	28,522	23,910
Dilutive potential common shares	1,267	300	1,203	269

Average common shares and dilutive common shares	32,341	24,264	29,725	24,179

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity and core pre-tax earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Core pre-tax earnings is adjusted to exclude the provision for credit losses and certain significant items.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009	2010	2009

(A) Interest Income (GAAP)	$149,248	$142,496	$136,829	$141,577	$127,129	$291,743	$249,208
Taxable-equivalent adjustment:
- Loans	90	80	99	93	110	169	267
- Liquidity management assets	366	361	406	413	450	727	902
- Other earning assets	5	5	9	9	10	10	21

Interest Income — FTE	$149,709	$142,942	$137,343	$142,092	$127,699	$292,649	$250,398
(B) Interest Expense (GAAP)	$44,934	$46,631	$49,895	$53,914	$54,632	$91,564	$111,929

Net interest income — FTE	104,775	96,311	87,448	88,178	73,067	201,085	138,469

(C) Net Interest Income (GAAP) (A minus B)	$104,314	$95,865	$86,934	$87,663	$72,497	$200,179	$137,279

(D) Net interest margin (GAAP)	3.42%	3.36%	3.08%	3.23%	2.88%	3.39%	2.79%
Net interest margin — FTE	3.43%	3.38%	3.10%	3.25%	2.91%	3.41%	2.81%
(E) Efficiency ratio (GAAP)	59.90%	60.79%	52.70%	38.77%	72.37%	60.32%	73.39%
Efficiency ratio — FTE	59.72%	60.59%	52.54%	38.69%	72.02%	60.13%	73.00%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders equity	$1,384,736	$1,364,832	$1,138,639	$1,106,082	$1,065,076
Less: Preferred stock	(286,460)	(285,642)	(284,824)	(284,061)	(283,518)
Less: Intangible assets	(291,300)	(291,003)	(291,649)	(290,893)	(289,769)

(F) Total tangible shareholders equity	$806,976	$788,187	$562,166	$531,128	$491,789

Total assets	$13,708,560	$12,839,978	$12,215,620	$12,136,021	$11,359,536
Less: Intangible assets	(291,300)	(291,003)	(291,649)	(290,893)	(289,769)

(G) Total tangible assets	$13,417,260	$12,548,975	$11,923,971	$11,845,128	$11,069,767

Tangible common equity ratio (F/G)	6.0%	6.3%	4.7%	4.5%	4.4%

Income before taxes	$20,790	$25,490	$43,102	$54,587	$10,041	$46,280	$19,815
Add: Provision for credit losses	41,297	29,044	38,603	91,193	23,663	70,342	38,136
Add: OREO expenses, net	5,843	1,337	5,293	10,243	1,072	7,181	3,428
Add: Excess mortgage putback reserves	4,721	3,452	937	—	—	8,173	—
Less: Gain on bargain purchases	(26,494)	(10,894)	(42,951)	(113,062)	—	(37,388)	—
Less: Trading (gains) losses	1,538	(5,973)	(4,437)	(6,236)	(8,274)	(4,435)	(17,018)
Less: (Gains) losses on available-for-sale securities, net	(46)	(392)	(642)	412	(1,540)	(438)	498

Core pre-tax earnings	$47,649	$42,064	$39,905	$37,137	$24,962	$89,715	$44,859

LOANS, excluding covered loans
Loan Portfolio Mix and Growth Rates, excluding covered loans

				% Growth
				From (1)	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Commercial	$1,827,618	$1,743,208	$1,680,993	10%	9%
Commercial real estate	3,347,823	3,296,698	3,402,924	3	(2)
Home equity	922,305	930,482	912,399	(2)	1
Residential real-estate	332,673	306,296	279,345	17	19
Premium finance receivables — commercial (2)	1,346,985	730,144	888,115	170	52
Premium finance receivables — life insurance	1,378,657	1,197,893	182,399	30	656
Indirect consumer (3)	69,011	98,134	133,808	(60)	(48)
Consumer and other	99,091	108,916	115,493	(18)	(14)

Total loans, net of unearned income	$9,324,163	$8,411,771	$7,595,476	22%	23%

Mix:
Commercial	20%	21%	22%
Commercial real estate	36	39	45
Home equity	10	11	12
Residential real-estate	3	4	3
Premium finance receivables — commercial (2)	14	9	12
Premium finance receivables — life insurance	15	14	2
Indirect consumer (3)	1	1	2
Consumer and other	1	1	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Excludes $520 million of property and casualty premium finance receivables reclassified to held-for-sale in the second quarter of 2009.

(3)	Includes autos, boats, snowmobiles and other indirect consumer loans.
Commercial and Commercial Real-Estate Loans, excluding covered loans
     As of June 30, 2010

				> 90 Days	Allowance
		% of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Loans	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,445,466	15.5%	$17,675	$—	$26,056
Franchise	138,687	1.5	—	—	2,100
Mortgage warehouse lines of credit	118,823	1.3	—	—	1,588
Community Advantage — homeowner associations	62,452	0.7	—	—	167
Aircraft	38,574	0.4	—	—	487
Other	23,616	0.3	66	99	300

Total commercial	$1,827,618	19.7%	$17,741	$99	$30,698

Commercial Real-Estate:
Residential construction	129,462	1.4	$15,468	$—	$4,954
Commercial construction	188,176	2.0	6,140	—	5,242
Land	269,556	2.9	21,699	—	9,002
Office	535,541	5.7	2,991	1,194	6,390
Industrial	472,715	5.1	5,540	—	5,525
Retail	484,537	5.2	5,174	—	5,869
Multi-family	276,881	3.0	11,074	—	3,235
Mixed use and other	990,955	10.6	14,898	1,054	12,953

Total commercial real-estate	$3,347,823	35.9%	$82,984	$2,248	$53,170

Total commercial and commercial real-estate	$5,175,441	55.6%	$100,725	$2,347	$83,868

Commercial real-estate — collateral location by state:
Illinois	$2,702,471	80.7%
Wisconsin	360,362	10.8

Total primary markets	$3,062,833	91.5%

Florida	67,322	2.0
Arizona	48,533	1.4
Indiana	42,607	1.3
Other (no individual state greater than 0.7%)	126,528	3.8

Total	$3,347,823	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Non-interest bearing	$953,814	$864,306	$793,173	21%	20%
NOW	1,560,733	1,415,856	1,072,255	21	46
Wealth Management deposits (2)	694,830	971,113	919,968	(57)	(24)
Money Market	1,722,729	1,534,632	1,379,164	25	25
Savings	594,753	561,916	461,377	12	29
Time certificates of deposit	5,097,883	4,569,251	4,565,395	23	12

Total deposits	$10,624,742	$9,917,074	$9,191,332	14%	16%

Mix:
Non-interest bearing	9%	9%	9%
NOW	15	14	11
Wealth Management deposits (2)	6	10	10
Money Market	16	15	15
Savings	6	6	5
Time certificates of deposit	48	46	50

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
     As of June 30, 2010

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1-3 months	$2,514,547	$2,317,482	$600,223	$1,123,944	$6,556,196	1.86%
4-6 months	—	—	94,607	925,309	1,019,916	1.82
7-9 months	—	—	—	712,985	712,985	1.83
10-12 months	—	—	—	615,885	615,885	2.04
13-18 months	—	—	—	673,741	673,741	2.03
19-24 months	—	—	—	355,496	355,496	2.34
24+ months	—	—	—	690,523	690,523	2.58

Total deposits	$2,514,547	$2,317,482	$694,830	$5,097,883	$10,624,742	2.03%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2010 compared to the second quarter of 2009 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2010			June 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,613,179	$13,305	2.04%	$1,851,179	$17,102	3.71%
Other earning assets (2) (3) (7)	62,874	515	3.28	22,694	185	3.27
Loans, net of unearned income (2) (4) (7)	9,356,033	133,207	5.71	8,212,572	110,412	5.39
Covered loans	210,030	2,682	5.12	—	—	—

Total earning assets (7)	$12,242,116	$149,709	4.91%	$10,086,445	$127,699	5.08%

Allowance for loan losses	(108,764)			(72,990)
Cash and due from banks	137,531			118,402
Other assets	1,119,654			905,611

Total assets	$13,390,537			$11,037,468

Interest-bearing deposits	$9,348,541	$31,626	1.36%	$8,097,096	$43,502	2.15%
Federal Home Loan Bank advances	417,835	4,094	3.93	435,983	4,503	4.14
Notes payable and other borrowings	217,751	1,439	2.65	249,123	1,752	2.82
Secured borrowings — owed to securitization investors	600,000	3,115	2.08	—	—	—
Subordinated notes	57,198	256	1.77	66,648	428	2.54
Junior subordinated notes	249,493	4,404	6.98	249,494	4,447	7.05

Total interest-bearing liabilities	$10,890,818	$44,934	1.65%	$9,098,344	$54,632	2.41%

Non-interest bearing liabilities	932,046			754,479
Other liabilities	195,984			117,250
Equity	1,371,689			1,067,395

Total liabilities and shareholders’ equity	$13,390,537			$11,037,468

Interest rate spread (5) (7)			3.26%			2.67%
Net free funds/contribution (6)	$1,351,298		0.17%	$988,101		0.24%

Net interest income/Net interest margin (7)		$104,775	3.43%		$73,067	2.91%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2010 and 2009 were $461,000 and $570,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The higher level of net interest income recorded in the second quarter of 2010 compared to the second quarter of 2009 was primarily attributable to the impact of the acquisition of the life insurance premium finance assets in the second half of 2009 and lower retail deposit costs. Approximately $1.1 billion of the increase in average total loans is attributable to life insurance premium finance loans including those purchased in the transaction or originated by the Company.
In the second quarter of 2010, the yield on earning assets decreased 17 basis points as the yield on liquidity management assets declined by 167 basis points and the rate on interest-bearing liabilities decreased 76 basis points compared to the second quarter of 2009. Retail deposit re-pricing opportunities over the past 12 months, due to a sustained low interest rate environment and more stable financial markets, contributed to the majority of this decreased cost. The rate paid on interest-bearing deposits decreased 79 basis points when compared to the second quarter of 2009.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2010 compared to the first quarter of 2010 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2010			March 31, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,613,179	$13,305	2.04%	$2,384,122	$13,155	2.24%
Other earning assets (2) (3) (7)	62,874	515	3.28	26,269	164	2.53
Loans, net of unearned income (2) (4) (7)	9,356,033	133,207	5.71	9,150,078	129,623	5.75
Covered loans	210,030	2,682	5.12	—	—	—

Total earning assets (7)	$12,242,116	$149,709	4.91%	$11,560,469	$142,942	5.01%

Allowance for loan losses	(108,764)			(107,257)
Cash and due from banks	137,531			113,514
Other assets	1,119,654			1,024,091

Total assets	$13,390,537			$12,590,817

Interest-bearing deposits	$9,348,541	$31,626	1.36%	$8,818,012	$33,212	1.53%
Federal Home Loan Bank advances	417,835	4,094	3.93	429,195	4,346	4.11
Notes payable and other borrowings	217,751	1,439	2.65	225,919	1,462	2.63
Secured borrowings — owed to securitization investors	600,000	3,115	2.08	600,000	2,995	2.02
Subordinated notes	57,198	256	1.77	60,000	241	1.60
Junior subordinated notes	249,493	4,404	6.98	249,493	4,375	7.01

Total interest-bearing liabilities	$10,890,818	$44,934	1.65%	$10,382,619	$46,631	1.82%

Non-interest bearing liabilities	932,046			858,875
Other liabilities	195,984			153,132
Equity	1,371,689			1,196,191

Total liabilities and shareholders’ equity	$13,390,537			$12,590,817

Interest rate spread (5) (7)			3.26%			3.19%
Net free funds/contribution (6)	$1,351,298		0.17%	$1,177,850		0.19%

Net interest income/Net interest margin (7)		$104,775	3.43%		$96,311	3.38%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2010 was $461,000 and for the three months ended March 31, 2010 was $446,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
In the second quarter of 2010, the yield on loans decreased 4 basis points and the rate on interest-bearing deposits decreased 17 basis points compared to the first quarter of 2010. Opportunities exist for further net interest margin expansion if the Company can re-deploy low yielding liquidity management assets into higher yielding outstanding loan balances and continue to lower the re-pricing of maturing retail certificates of deposit.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2010 compared to the six months ended June 30, 2009:

	For the Six Months Ended			For the Six Months Ended
	June 30, 2010			June 30, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,485,713	$26,459	2.15%	$1,845,283	$32,602	3.56%
Other earning assets (2) (3) (7)	58,291	679	2.35	22,412	340	3.06
Loans, net of unearned income (2) (4) (7)	9,253,693	262,829	5.73	8,065,058	217,456	5.44
Covered loans	105,595	2,682	5.12	—	—	—

Total earning assets (7)	$11,903,292	$292,649	4.96%	$9,932,753	$250,398	5.08%

Allowance for loan losses	(108,019)			(72,537)
Cash and due from banks	125,589			117,615
Other assets	1,072,194			903,694

Total assets	$12,993,056			$10,881,525

Interest-bearing deposits	$9,084,587	$64,838	1.44%	$7,921,810	$89,455	2.28%
Federal Home Loan Bank advances	423,484	8,440	4.02	435,983	8,956	4.14
Notes payable and other borrowings	221,812	2,901	2.64	276,893	3,622	2.64
Secured borrowings — owed to securitization investors	600,000	6,110	2.05	—	—	—
Subordinated notes	58,591	496	1.69	68,315	1,008	2.93
Junior subordinated notes	249,493	8,779	7.00	249,500	8,888	7.09

Total interest-bearing liabilities	$10,637,967	$91,564	1.73%	$8,952,501	$111,929	2.52%

Non-interest bearing liabilities	895,650			744,251
Other liabilities	174,979			120,185
Equity	1,284,460			1,064,588

Total liabilities and shareholders’ equity	$12,993,056			$10,881,525

Interest rate spread (5) (7)			3.23%			2.56%
Net free funds/contribution (6)	$1,265,325		0.18%	$980,252		0.25%

Net interest income/Net interest margin (7)		$201,085	3.41%		$138,469	2.81%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2010 and 2009 were $906,000 and $1.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

NON-INTEREST INCOME
For the second quarter of 2010, non-interest income totaled $50.4 million, an increase of $5.0 million compared to the second quarter of 2009. The increase was primarily attributable to the bargain purchase gains related to the two FDIC-assisted bank acquisitions, and higher wealth management revenues, partially offset by a decrease in mortgage banking revenue and trading gains.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	June 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Brokerage	$5,712	$4,280	$1,432	33
Trust and asset management	3,481	2,603	878	34

Total wealth management	9,193	6,883	2,310	34

Mortgage banking	7,985	22,596	(14,611)	(65)
Service charges on deposit accounts	3,371	3,183	188	6
Gains on sales of premium finance receivables	—	196	(196)	(100)
Gains (losses) on available-for-sale securities	46	1,540	(1,494)	(97)
Gain on bargain purchases	26,494	—	26,494	NM
Trading gains (losses)	(1,538)	8,274	(9,812)	(119)
Other:
Fees from covered call options	169	—	169	NM
Bank Owned Life Insurance	418	565	(147)	(26)
Administrative services	708	454	254	56
Miscellaneous	3,590	1,761	1,829	104

Total Other	4,885	2,780	2,105	76

Total Non-Interest Income	$50,436	$45,452	$4,984	11

	Six Months Ended
	June 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Brokerage	$11,266	$8,099	$3,167	39
Trust and asset management	6,594	4,710	1,884	40

Total wealth management	17,860	12,809	5,051	39

Mortgage banking	17,713	38,828	(21,115)	(54)
Service charges on deposit accounts	6,703	6,153	550	9
Gains on sales of premium finance receivables	—	518	(518)	(100)
Gains (losses) on available-for-sale securities	438	(498)	936	(188)
Gain on bargain purchases	37,388	—	37,388	NM
Trading gains	4,435	17,018	(12,583)	(74)
Other:
Fees from covered call options	459	1,998	(1,539)	(77)
Bank Owned Life Insurance	1,041	851	190	22
Administrative services	1,289	937	352	38
Miscellaneous	5,718	3,265	2,453	75

Total Other	8,507	7,051	1,456	21

Total Non-Interest Income	$93,044	$81,879	$11,165	14

NM = Not Meaningful
Wealth management revenue is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management revenue totaled $9.2 million in the second quarter of 2010 and $6.9 million in the second quarter of 2009. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities. Additionally, the improvement in the equity markets overall have led to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2010, this revenue source totaled $8.0 million, a decrease of $14.6 million when compared to the second quarter of 2009. Mortgages originated and sold totaled $732 million in the second quarter of 2010 compared to $687 million in the first quarter of 2010 and $1.5 billion in the second quarter of 2009. The decrease in mortgage banking revenue in the second quarter of 2010 as compared to the second quarter of 2009 resulted primarily from a decrease in loan originations, changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale and an increase in loss indemnification claims by purchasers of the Company’s loans. The Company enters into residential mortgage loan sale agreements with investors in the normal course of business. These agreements provide recourse to investors through certain representations concerning credit information, loan documentation, collateral and insurability. Investors are aggressively requesting the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. The increase in the velocity of the requests for loss indemnification has negatively impacted mortgage banking revenue as additional recourse expense was recorded over the past two quarters. This liability on loans expected to be repurchased from loans sold to investors is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loan, and current economic conditions.
A summary of the mortgage banking revenue components is shown below:
Mortgage banking revenue

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2010	2010	2009
Mortgage loans originated and sold	$732,464	$686,679	$1,508,536

Mortgage loans serviced for others	$756,451	$750,413	$690,000
Fair value of mortgage servicing rights (MSRs)	$5,347	$6,602	$6,278
MSRs as a percentage of loans serviced for others	0.71%	0.88%	0.91%

Mortgage banking revenue:
Gain on sales of loans	$17,713	$13,478	$21,629
Derivative/fair value, net	(3,228)	239	526
Mortgage servicing rights	(1,779)	(538)	441
Recourse obligation on loans sold	(4,721)	(3,452)	—

Total mortgage banking revenue	$7,985	$9,727	$22,596

Gain on sales of loans as a percentage of loans sold (1)	1.98%	2.00%	1.47%

(1)	Includes derivative/fair value, net
All mortgage loan servicing by the Company is performed by four of its subsidiary banks. All loans originated and sold into the secondary market by its mortgage subsidiary Wintrust Mortgage Company have been sold with mortgage servicing rights released (sold to the investors). Mortgage servicing rights are carried on the balance sheet at fair value.
Service charges on deposit accounts totaled $3.4 million for the second quarter of 2010, an increase of $188,000, or 6%, when compared to the same quarter of 2009. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of the new accounting requirements beginning January 1, 2010 that now require loans sold and transferred into the securitization facility be accounted for as secured borrowings with the securitization investors, the Company no longer recognizes gains on sales of premium finance receivables (see “Securitization — Sale of Loans”).
The Company recognized gains of $22.3 million and $4.2 million in the second quarter of 2010 on the Wheatland and Lincoln Park acquisitions, respectively. See “Acquisitions” for a discussion of these transactions.
Trading losses of $1.5 million were recognized by the Company in the second quarter of 2010 compared to income of $8.3 million in the second quarter of 2009. Lower trading gains in 2010 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading.
Other non-interest income for the second quarter of 2010 totaled $4.9 million, compared to $2.8 million in the second quarter of 2009. Fees from certain covered call option transactions increased by $169,000 in the second quarter of 2010 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. In the second quarter of 2010 management chose to engage in limited covered call option activity. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2010 totaled $92.7 million and increased approximately $8.4 million, or 10%, compared to the second quarter 2009.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	June 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits	$50,649	$46,015	$4,634	10
Equipment	4,046	4,015	31	1
Occupancy, net	6,033	5,608	425	8
Data processing	3,669	3,216	453	14
Advertising and marketing	1,470	1,420	50	4
Professional fees	3,957	2,871	1,086	38
Amortization of other intangible assets	674	676	(2)	(0)
FDIC insurance	5,005	9,121	(4,116)	(45)
OREO expenses, net	5,843	1,072	4,771	445
Other:
Commissions - 3rd party brokers	1,097	791	306	39
Postage	1,229	1,146	83	7
Stationery and supplies	761	793	(32)	(4)
Miscellaneous	8,230	7,501	729	10

Total other	11,317	10,231	1,086	11

Total Non-Interest Expense	$92,663	$84,245	$8,418	10

	Six Months Ended
	June 30		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits	$99,721	$90,835	$8,886	10
Equipment	7,941	7,953	(12)	(0)
Occupancy, net	12,263	11,798	465	4
Data processing	7,076	6,352	724	11
Advertising and marketing	2,784	2,515	269	11
Professional fees	7,064	5,754	1,310	23
Amortization of other intangible assets	1,319	1,363	(44)	(3)
FDIC insurance	8,814	12,134	(3,320)	(27)
OREO expenses, net	7,181	3,428	3,753	109
Other:
Commissions - 3rd party brokers	2,058	1,495	563	38
Postage	2,339	2,327	12	1
Stationery and supplies	1,493	1,561	(68)	(4)
Miscellaneous	16,548	13,692	2,856	21

Total other	22,438	19,075	3,363	18

Total Non-Interest Expense	$176,601	$161,207	$15,394	10

Salaries and employee benefits comprised 55% of total non-interest expense in the second quarter of 2010 and 2009. Salaries and employee benefits expense increased $4.6 million, or 10%, in the second quarter of 2010 compared to the second quarter of 2009 primarily as a result of the growth in the commercial lending staff throughout the Company, the salaries and benefits related to the staff associated with the life insurance premium finance portfolio acquired in the third quarter of 2009 and increases in base compensation, partially offset by lower commission and incentive compensation expenses related to mortgage banking activities as a result of lower mortgage loan origination volumes.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the second quarter of 2010 were $4.0 million, an increase of $1.1 million, or 38%, compared to the same period in 2009. These increases are primarily a result of increased legal costs related to non-performing assets and recent bank acquisitions.

FDIC insurance totaled $5.0 million in the second quarter of 2010, a decrease of $4.1 million compared to $9.1 million in the second quarter of 2009. The reduction in FDIC insurance expense is primarily the result of the FDIC imposing an industry-wide special assessment on financial institutions in the prior year second quarter.
OREO expenses include all costs related with obtaining, maintaining and selling of other real estate owned properties. This expense totaled $5.8 million in the second quarter of 2010, an increase of $4.7 million compared to $1.1 million in the second quarter of 2009. The increase in OREO expenses primarily related to more valuation adjustments and increased maintenance costs due to the higher number of properties held in OREO in the second quarter of 2010 as compared to second quarter of 2009.
Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred. Miscellaneous expenses in the second quarter of 2010 increased $729,000, or 10%, compared to the same period in the prior year. The increase in the second quarter of 2010 compared to the same period in the prior year is primarily attributable to a higher level of problem loan expenses and the general growth in the Company’s business.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2010	2009	2010	2009
Allowance for loan losses at beginning of period	$102,397	$74,248	$98,277	$69,767
Provision for credit losses	41,297	23,663	70,342	38,136
Other adjustments	—	—	1,943	—
Reclassification to allowance for unfunded lending-related commitments	785	—	684	—

Charge-offs:
Commercial	4,781	5,727	9,456	9,443
Commercial real estate	12,311	4,119	32,554	8,292
Home equity	3,089	795	3,370	1,306
Residential real estate	310	108	717	260
Premium finance receivables — commercial	17,747	1,792	19,680	3,144
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer	256	473	529	834
Consumer and other	109	130	288	251

Total charge-offs	38,603	13,144	66,594	23,530

Recoveries:
Commercial	143	52	586	110
Commercial real estate	218	55	660	205
Home equity	6	1	13	2
Residential real estate	2	—	7	—
Premium finance receivables — commercial	188	155	417	296
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer	81	44	132	73
Consumer and other	33	39	80	54

Total recoveries	671	346	1,895	740

Net charge-offs	(37,932)	(12,798)	(64,699)	(22,790)

Allowance for loan losses at period end	$106,547	$85,113	$106,547	$85,113

Allowance for unfunded lending-related commitments at period end	$2,169	$1,586	$2,169	$1,586

Allowance for credit losses at period end	$108,716	$86,699	$108,716	$86,699

Credit-related discounts on purchased premium finance receivables — life insurance	28,216	—	28,216	—

Total credit reserves	$136,932	$86,699	$136,932	$86,699

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.04%	1.45%	1.03%	1.25%
Commercial real estate	1.45%	0.48	1.93	0.48
Home equity	1.34	0.35	0.73	0.29
Residential real estate	0.23	0.09	0.28	0.11
Premium finance receivables — commercial	5.46	0.43	3.03	0.39
Premium finance receivables — life insurance	—	—	—	—
Indirect consumer	0.92	1.20	0.96	0.99
Consumer and other	0.27	0.25	0.37	0.26

Total loans, net of unearned income (1)	1.63%	0.63%	1.41%	0.57%

Net charge-offs as a percentage of the provision for credit losses	91.85%	54.08%	91.98%	59.76%

Loans at period-end (1)	$9,324,163	$7,595,476	$9,324,164	$7,595,476
Allowance for loan losses as a percentage of loans at period end (1)	1.14%	1.12%	1.14%	1.12%
Allowance for credit losses as a percentage of loans at period end (1)	1.17%	1.14%	1.17%	1.14%
Total credit reserves as a percentage of loans (net of discounts) at period end (1)	1.47%	1.14%	1.47%	1.14%

(1)	Excludes covered loans

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an other adjustment to the allowance for loan losses. As of June 30, 2010, there was no allowance for loan losses for covered loans.
The provision for credit losses totaled $41.3 million for the second quarter of 2010, $29.0 million in the first quarter of 2010 and $23.7 million for the second quarter of 2009. For the quarter ended June 30, 2010, net charge-offs totaled $37.9 million compared to $26.8 million in the first quarter of 2010 and $12.8 million recorded in the second quarter of 2009. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 1.63% in the second quarter of 2010, 1.19% in the first quarter of 2009, and 0.63% in the second quarter of 2009. Beginning in the third and fourth quarters of 2009, the Company committed to resolving problem credits as quickly as possible. Actions taken during this time increased OREO, net charge-offs and the provision for loan losses expenses required to maintain an appropriate level of reserves. The second quarter of 2010 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets.
Management believes the allowance for loan losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.

The tables below show the aging of the Company’s loan portfolio, excluding covered loans, at June 30, 2010 and March 31, 2010:
As of June 30, 2010

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances, excluding covered loans:
Commercial	$17,741	$99	$8,550	$5,781	$1,795,447	$1,827,618
Commercial real-estate:
Residential construction	15,468	—	6,166	3,035	104,793	129,462
Commercial construction	6,140	—	—	2,117	179,919	188,176
Land	21,699	—	5,313	8,721	233,823	269,556
Office	2,991	1,194	193	8,423	522,740	535,541
Industrial	5,540	—	5,612	3,530	458,033	472,715
Retail	5,174	—	1,906	4,712	472,745	484,537
Multi-family	11,074	—	421	1,498	263,888	276,881
Mixed use and other	14,898	1,054	11,156	10,476	953,371	990,955

Total commercial real-estate	82,984	2,248	30,767	42,512	3,189,312	3,347,823

Total commercial and commercial real-estate	100,725	2,347	39,317	48,293	4,984,759	5,175,441

Home equity	7,149	—	1,063	4,253	909,840	922,305
Residential real estate	4,436	—	1,379	2,489	324,369	332,673
Premium finance receivables — commercial	11,389	6,350	3,938	9,944	1,315,364	1,346,985
Premium finance receivables — life insurance	—	1,923	3,960	7,712	1,365,062	1,378,657
Indirect consumer	438	579	204	1,453	66,337	69,011
Consumer and other	62	3	438	1,021	97,567	99,091

Total loans, net of unearned income	$124,199	$11,202	$50,299	$75,165	$9,063,298	$9,324,163

Aging as a % of Loan Balance, excluding covered loans:
Commercial	1.0	—	0.5	0.3	98.2%	100.0%
Commercial real-estate:
Residential construction	11.9	—	4.8	2.3	81.0	100.0
Commercial construction	3.3	—	—	1.1	95.6	100.0
Land	8.0	—	2.0	3.2	86.8	100.0
Office	0.6	0.2	—	1.6	97.6	100.0
Industrial	1.2	—	1.2	0.7	96.9	100.0
Retail	1.1	—	0.4	1.0	97.5	100.0
Multi-family	4.0	—	0.2	0.5	95.3	100.0
Mixed use and other	1.5	0.1	1.1	1.1	96.2	100.0

Total commercial real-estate	2.5	0.1	0.9	1.3	95.2	100.0

Total commercial and commercial real-estate	1.9	—	0.8	0.9	96.4	100.0

Home equity	0.8	—	0.1	0.5	98.6	100.0
Residential real estate	1.3	—	0.4	0.7	97.6	100.0
Premium finance receivables — commercial	0.8	0.5	0.3	0.7	97.7	100.0
Premium finance receivables — life insurance	—	0.1	0.3	0.6	99.0	100.0
Indirect consumer	0.6	0.8	0.3	2.1	96.2	100.0
Consumer and other	0.1	—	0.4	1.0	98.5	100.0

Total loans, net of unearned income	1.3	0.1	0.5	0.8	97.3%	100.0%

The amounts shown in the non-accrual and the 90+ days and still accruing columns represent the Company’s total reported non-performing loans balance, excluding covered loans. As of June 30, 2010, only $50.3 million of all loans, or 0.5%, were 60 to 89 days past due and $75.2 million, or 0.8%, were 30 to 59 days (or one payment) past due. As of March 31, 2010, only $41.6 million of all loans, or 0.5%, were 60 to 89 days past due and only $102.1 million, or 1.1%, were 30 to 59 days (or one payment) past due.
The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis. Near-term delinquencies (30 to 59 days past due) decreased $27.0 million since March 31, 2010. However, the three categories of commercial real-estate loans (residential construction, commercial construction and land) that have comprised the largest portion of non-performing loans and ultimately net charge-offs, increased slightly, by $847,000, since March 31, 2010.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at June 30, 2010 that are current with regard to the contractual terms of the loan agreement represent 98.6% of the total home equity portfolio. Residential real estate loans at June 30, 2010 that are current with regards to the contractual terms of the loan agreements comprise 97.6% of total residential real estate loans outstanding.
As of March 31, 2010

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances, excluding covered loans:
Commercial	$15,331	$—	$6,114	$22,106	$1,706,344	$1,749,895
Commercial real-estate:
Residential construction	13,240	—	3,298	1,726	128,087	146,351
Commercial construction	16,916	—	1,101	3,911	276,385	298,313
Land	32,423	—	4,421	7,389	271,250	315,483
Office	2,559	1,195	2,960	2,566	479,786	489,066
Industrial	2,143	—	530	4,990	447,492	455,155
Retail	2,310	—	4,783	6,772	442,847	456,712
Multi-family	3,555	—	1,546	10,591	233,904	249,596
Mixed use and other	9,243	—	8,409	14,168	890,661	922,481

Total commercial real-estate	82,389	1,195	27,048	52,113	3,170,412	3,333,157

Total commercial and commercial real-estate	97,720	1,195	33,162	74,219	4,876,756	5,083,052

Home equity	7,730	21	2,019	2,925	912,298	924,993
Residential real estate	5,460	—	178	5,541	311,805	322,984
Premium finance receivables — commercial	14,106	7,479	5,109	15,870	1,275,258	1,317,822
Premium finance receivables — life insurance	73	5,450	—	2,076	1,225,974	1,233,573
Indirect consumer	615	665	425	1,203	80,228	83,136
Consumer and other	426	20	751	298	103,507	105,002

Total loans, net of unearned income	$126,130	$14,830	$41,644	$102,132	$8,785,826	$9,070,562

Aging as a % of Loan Balance, excluding covered loans:
Commercial	0.9%	—%	0.3%	1.3%	97.5%	100.0%
Commercial real-estate:
Residential construction	9.0	—	2.3	1.2	87.5	100.0
Commercial construction	5.7	—	0.4	1.3	92.6	100.0
Land	10.3	—	1.4	2.3	86.0	100.0
Office	0.5	0.2	0.6	0.5	98.2	100.0
Industrial	0.5	—	0.1	1.1	98.3	100.0
Retail	0.5	—	1.0	1.5	97.0	100.0
Multi-family	1.4	—	0.6	4.2	93.8	100.0
Mixed use and other	1.0	—	0.9	1.5	96.6	100.0

Total commercial real-estate	2.5	—	0.8	1.6	95.1	100.0

Total commercial and commercial real-estate	1.9	—	0.7	1.5	95.9	100.0

Home equity	0.8	—	0.2	0.3	98.7	100.0
Residential real estate	1.7	—	0.1	1.7	96.5	100.0
Premium finance receivables — commercial	1.0	0.6	0.4	1.2	96.8	100.0
Premium finance receivables — life insurance	—	0.4	—	0.2	99.4	100.0
Indirect consumer	0.7	0.8	0.5	1.5	96.5	100.0
Consumer and other	0.4	—	0.7	0.3	98.6	100.0

Total loans, net of unearned income	1.4%	0.2%	0.5%	1.1%	96.8%	100.0%

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Loans, excluding covered loans
The following table sets forth Wintrust’s non-performing loans, excluding covered loans, at the dates indicated.

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2010	2010	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial	$99	$—	$561	$3,259
Commercial real-estate	2,248	1,195	—	4,260
Home equity	—	21	—	—
Residential real-estate	—	—	412	1,447
Premium finance receivables — commercial	6,350	7,479	6,271	14,301
Premium finance receivables — life insurance	1,923	5,450	—	—
Indirect consumer	579	665	461	695
Consumer and other	3	20	95	341

Total past due greater than 90 days and still accruing (1)	11,202	14,830	7,800	24,303

Non-accrual loans:
Commercial	17,741	15,331	16,509	20,908
Commercial real-estate	82,984	82,389	80,639	163,814
Home equity	7,149	7,730	8,883	7,133
Residential real-estate	4,436	5,460	3,779	4,792
Premium finance receivables — commercial	11,389	14,106	11,878	15,806
Premium finance receivables — life insurance	—	73	704	—
Indirect consumer	438	615	995	1,225
Consumer and other	62	426	617	238

Total non-accrual (1)	124,199	126,130	124,004	213,916

Total non-performing loans:
Commercial	17,840	15,331	17,070	24,167
Commercial real-estate	85,232	83,584	80,639	168,074
Home equity	7,149	7,751	8,883	7,133
Residential real-estate	4,436	5,460	4,191	6,239
Premium finance receivables — commercial	17,739	21,585	18,149	30,107
Premium finance receivables — life insurance	1,923	5,523	704	—
Indirect consumer	1,017	1,280	1,456	1,920
Consumer and other	65	446	712	579

Total non-performing (1)	$135,401	$140,960	$131,804	$238,219

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.98%	0.88%	0.98%	1.44%
Commercial real-estate	2.55	2.51	2.45	4.94
Home equity	0.78	0.84	0.95	0.78
Residential real-estate	1.33	1.69	1.37	2.23
Premium finance receivables — commercial	1.32	1.64	2.49	3.39
Premium finance receivables — life insurance	0.14	0.45	0.06	—
Indirect consumer	1.47	1.54	1.48	1.44
Consumer and other	0.07	0.42	0.65	0.50

Total loans, net of unearned income (1)	1.45%	1.55%	1.57%	3.14%

Allowance for loan losses as a percentage total non-performing loans (1)	78.69%	72.64%	74.56%	35.73%

(1)	Excludes covered loans

Non-performing Commercial and Commercial Real Estate
The commercial non-performing loan category totaled $17.8 million as of June 30, 2010 compared to $15.3 million as of March 31, 2010 and $24.2 million as of June 30, 2009. The commercial real estate non-performing loan category totaled $85.2 million as of June 30, 2010 compared to $83.6 million as of March 31, 2010 and $168.1 million as of June 30, 2009.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $11.6 million as of June 30, 2010. The balance decreased $1.8 million from June 30, 2009 and $1.6 million from March 31, 2010. The June 30, 2010 non-performing balance is comprised of $4.4 million of residential real estate (20 individual credits) and $7.2 million of home equity loans (26 individual credits). On average, this is approximately three non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of June 30, 2010 and 2009, and the amount of net charge-offs for the quarters then ended.

	June 30,	June 30,
(Dollars in thousands)	2010	2009
Non-performing premium finance receivables — commercial	$17,739	$30,107
- as a percent of premium finance receivables — commercial outstanding	1.32%	3.39%

Net charge-offs of premium finance receivables — commercial	$17,559	$1,637
- annualized as a percent of average premium finance receivables — commercial	5.46%	0.43%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits. In the second quarter of 2010, a fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for loan losses by $15.7 million. Excluding the effect of this fraud, net charge-offs of premium finance receivables would have been $1.8 million for the second quarter of 2010, which is 0.56%, of average premium finance receivables on an annualized basis.

Nonperforming Loans Rollforward
The table below presents a summary of non-performing loans, excluding covered loans, as of June 30, 2010 and shows the changes in the balance from March 31, 2010:

Non-performing
(Dollars in thousands)	Loans
Balance at March 31, 2010	$140,960
Additions	41,007
Return to performing status	(738)
Principal payments	(8,213)
Transfer to OREO	(13,477)
Charge-offs	(16,481)
Net change for niche loans (1)	(7,657)

Balance at June 30, 2010	$135,401

(1)	This includes activity for premium finance receivables, mortgages held for investment by Wintrust Mortgage and indirect consumer loans.
Restructured Loans

	June 30,	March 31,	June 30,
(Dollars in thousands)	2010	2010	2009
Accruing:
Commercial	$5,110	$12,593	$—
Commercial real estate	46,052	50,523	—
Residential real estate	2,591	1,933	—

Total accrual	$53,753	$65,049	$—

Non-accrual: (1)
Commercial	$3,865	$—	$—
Commercial real estate	6,827	4,096	—
Residential real estate	238	236	—

Total non-accrual	$10,930	$4,332	$—

Total restructured loans:
Commercial	$8,975	$12,593	$—
Commercial real estate	52,879	54,619	—
Residential real estate	2,829	2,169	—

Total restructured loans	$64,683	$69,381	$—

(1)	Included in total non-performing loans.
At June 30, 2010, the Company had $64.7 million in loans with modified terms. The $64.7 million in modified loans represents 71 credit relationships in which economic concessions were granted to financially distressed borrowers to better align the terms of their loans with their current ability to pay. These actions were taken on a case-by-case basis working with financially distressed borrowers to find a concession that would assist them in retaining their businesses or their homes and attempt to keep these loans in an accruing status for the Company. Subsequent to its restructuring any restructured loan with a below market rate concession that becomes nonaccrual will remain classified by the Company as a restructured loan for its duration and will be included in the Company’s non-performing loans.

Each restructured loan was reviewed for collateral impairment at June 30, 2010 and approximately $1.7 million of collateral impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. Additionally, none of these loans at June 30, 2010 had impairment based on the present value of expected cash flows, thus there was no impact on interest income.
Other Real Estate Owned

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2010	2010	2009
Balance at beginning of period	$89,009	$80,163	$41,517
Disposals/resolved	(15,201)	(10,994)	(4,819)
Transfers in at fair value, less costs to sell	16,348	20,152	4,712
Fair value adjustments	(3,736)	(312)	28

Balance at end of period	$86,420	$89,009	$41,438

	Period End
	June 30,	March 31,	June 30,
Balance by Property Type	2010	2010	2009
Residential real estate	$5,457	$9,476	$7,873
Residential real estate development	27,161	34,392	28,908
Commercial real estate	53,802	45,141	4,657

Total	$86,420	$89,009	$41,438

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison, Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2009 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	effects resulting from the Company’s participation in the Capital Purchase Program, including restrictions on dividends and executive compensation practices, as well as any future restrictions that may become applicable to the Company;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent acquisitions, including with respect to any FDIC-assisted acquisitions;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, July 28, 2010 regarding second quarter 2010 results. Individuals interested in listening should call (800) 514-8478 and enter Conference ID #87234230. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2010 earnings press release will be available on the home page of the Company’s web site at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — Supplemental Financial Information
Selected Financial Highlights — 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Selected Financial Condition Data (at end of period):
Total assets	$13,708,560	$12,839,978	$12,215,620	$12,136,021	$11,359,536
Total loans, excluding covered loans	9,324,163	9,070,562	8,411,771	8,275,257	7,595,476
Total deposits	10,624,742	9,724,870	9,917,074	9,847,163	9,191,332
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,384,736	1,364,832	1,138,639	1,106,082	1,065,076

Selected Statements of Income Data:
Net interest income	104,314	95,865	86,934	87,663	72,497
Net revenue (1)	154,750	138,472	172,022	238,343	117,949
Core pre-tax earnings (2)	47,649	42,064	39,905	37,137	24,962
Net income	13,009	16,017	28,167	31,995	6,549
Net income per common share — Basic	$0.26	$0.43	$0.96	$1.14	$0.06
Net income per common share — Diluted	$0.25	$0.41	$0.90	$1.07	$0.06

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.43%	3.38%	3.10%	3.25%	2.91%
Non-interest income to average assets	1.51%	1.37%	2.77%	5.07%	1.65%
Non-interest expense to average assets	2.78%	2.70%	2.94%	3.11%	3.06%
Net overhead ratio (3)	1.26%	1.33%	0.17%	(1.95)%	1.41%
Efficiency ratio (2) (4)	59.72%	60.59%	52.54%	38.69%	72.02%
Return on average assets	0.39%	0.52%	0.92%	1.08%	0.24%
Return on average common equity	2.98%	4.93%	10.97%	13.79%	0.79%
Average total assets	$13,390,537	$12,590,817	$12,189,096	$11,797,520	$11,037,468
Average total shareholders’ equity	1,371,689	1,196,191	1,126,594	1,070,095	1,067,395
Average loans to average deposits ratio	91.0%	94.6%	86.9%	90.5%	92.8%
Average loans to average deposits ratio (including covered loans)	93.0	94.6	86.9	90.5	92.8

Common Share Data at end of period:
Market price per common share	$33.34	$37.21	$30.79	$27.96	$16.08
Book value per common share	$35.33	$34.76	$35.27	$34.10	$32.59
Common shares outstanding	31,084,298	31,044,449	24,206,819	24,103,068	23,979,804
Other Data at end of period: (10)
Leverage Ratio (5)	10.2%	10.8%	9.3%	7.7%	7.9%
Tier 1 Capital to risk-weighted assets (5)	13.1%	13.4%	11.0%	9.0%	8.9%
Total capital to risk-weighted assets (5)	14.4%	14.9%	12.4%	12.3%	12.4%
Tangible Common Equity ratio (TCE) (9)	6.0%	6.3%	4.7%	4.5%	4.4%
Allowance for credit losses (6)	$108,716	$106,050	$101,831	$98,225	$86,699
Credit discounts on purchased premium finance receivables — life insurance (7)	28,216	33,990	37,323	36,195	—
Total credit-related reserves (8)	136,932	140,040	139,154	134,420	86,699
Non-performing loans	135,401	140,960	131,804	231,659	238,219
Allowance for credit losses to total loans (6)	1.17%	1.17%	1.21%	1.19%	1.14%
Total credit-related reserves to total loans (8)	1.47%	1.54%	1.65%	1.62%	1.14%
Non-performing loans to total loans	1.45%	1.55%	1.57%	2.80%	3.14%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	85	78	78	78	79

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of the allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

(9)	Total shareholders equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(10)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2010	2010	2009	2009	2009

Assets
Cash and due from banks	$123,712	$106,501	$135,133	$128,898	$122,382
Federal funds sold and securities purchased under resale agreements	28,664	15,393	23,483	22,863	41,450
Interest-bearing deposits with other banks	1,110,123	1,222,323	1,025,663	1,168,362	655,759
Available-for-sale securities, at fair value	1,418,035	1,205,919	1,255,066	1,362,359	1,195,695
Trading account securities	38,261	39,938	33,774	29,204	22,973
Brokerage customer receivables	24,291	20,978	20,871	19,441	17,701
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,300	74,001	73,749	71,889	71,715
Loans held-for-sale	237,981	156,049	275,715	193,255	821,100
Loans, net of unearned income, excluding covered loans	9,324,163	9,070,562	8,411,771	8,275,257	7,595,476
Covered loans	275,563	—	—	—	—

Total loans	9,599,726	9,070,562	8,411,771	8,275,257	7,595,476
Less: Allowance for loan losses	106,547	102,397	98,277	95,096	85,113

Net loans	9,493,179	8,968,165	8,313,494	8,180,161	7,510,363
Premises and equipment, net	346,806	348,182	350,345	352,890	350,447
FDIC indemnification asset	114,102	—	—	—	—
Accrued interest receivable and other assets	374,172	363,676	416,678	315,806	260,182
Trade date securities receivable	28,634	27,850	—	—	—
Goodwill	278,025	278,025	278,025	276,525	276,525
Other intangible assets	13,275	12,978	13,624	14,368	13,244

Total assets	$13,708,560	$12,839,978	$12,215,620	$12,136,021	$11,359,536

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$953,814	$871,830	$864,306	$841,668	$793,173
Interest bearing	9,670,928	8,853,040	9,052,768	9,005,495	8,398,159

Total deposits	10,624,742	9,724,870	9,917,074	9,847,163	9,191,332
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	415,571	421,775	430,987	433,983	435,980
Other borrowings	218,424	218,079	247,437	252,071	244,286
Secured borrowings — owed to securitization investors	600,000	600,000	—	—	—
Subordinated notes	55,000	60,000	60,000	65,000	65,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	200	62,017	—	—	—
Accrued interest payable and other liabilities	159,394	137,912	170,990	181,229	107,369

Total liabilities	12,323,824	11,475,146	11,076,981	11,029,939	10,294,460

Shareholders’ Equity:
Preferred stock	286,460	285,642	284,824	284,061	283,518
Common stock	31,084	31,044	27,079	26,965	26,835
Surplus	680,261	677,090	589,939	580,988	577,473
Treasury stock	(4)	—	(122,733)	(122,437)	(122,302)
Retained earnings	381,969	373,903	366,152	342,873	317,713
Accumulated other comprehensive income (loss)	4,966	(2,847)	(6,622)	(6,368)	(18,161)

Total shareholders’ equity	1,384,736	1,364,832	1,138,639	1,106,082	1,065,076

Total liabilities and shareholders’ equity	$13,708,560	$12,839,978	$12,215,620	$12,136,021	$11,359,536

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2010	2010	2009	2009	2009
Interest income
Interest and fees on loans	$135,800	$129,542	$122,140	$126,448	$110,302
Interest bearing deposits with banks	1,215	1,274	1,369	778	767
Federal funds sold and securities purchased under resale agreements	34	49	38	106	66
Securities	11,218	11,012	12,672	13,677	15,394
Trading account securities	343	21	20	7	55
Brokerage customer receivables	166	139	143	132	120
Federal Home Loan Bank and Federal Reserve Bank stock	472	459	447	429	425

Total interest income	149,248	142,496	136,829	141,577	127,129

Interest expense
Interest on deposits	31,626	33,212	38,998	42,806	43,502
Interest on Federal Home Loan Bank advances	4,094	4,346	4,510	4,536	4,503
Interest on notes payable and other borrowings	1,439	1,462	1,663	1,779	1,752
Interest on secured borrowings — owed to securitization investors	3,115	2,995	—	—	—
Interest on subordinated notes	256	241	286	333	428
Interest on junior subordinated debentures	4,404	4,375	4,438	4,460	4,447

Total interest expense	44,934	46,631	49,895	53,914	54,632

Net interest income	104,314	95,865	86,934	87,663	72,497
Provision for credit losses	41,297	29,044	38,603	91,193	23,663

Net interest income after provision for credit losses	63,017	66,821	48,331	(3,530)	48,834

Non-interest income
Wealth management	9,193	8,667	8,047	7,501	6,883
Mortgage banking	7,985	9,727	16,495	13,204	22,596
Service charges on deposit accounts	3,371	3,332	3,437	3,447	3,183
Gain on sales of commercial premium finance receivables	—	—	4,429	3,629	196
Gains (losses) on available-for-sale securities, net	46	392	642	(412)	1,540
Gain on bargain purchases	26,494	10,894	42,951	113,062	—
Trading gains (losses)	(1,538)	5,973	4,437	6,236	8,274
Other	4,885	3,622	4,650	4,013	2,780

Total non-interest income	50,436	42,607	85,088	150,680	45,452

Non-interest expense
Salaries and employee benefits	50,649	49,072	47,955	48,088	46,015
Equipment	4,046	3,896	4,097	4,069	4,015
Occupancy, net	6,033	6,230	6,124	5,884	5,608
Data processing	3,669	3,407	3,404	3,226	3,216
Advertising and marketing	1,470	1,314	1,366	1,488	1,420
Professional fees	3,957	3,107	3,556	4,089	2,871
Amortization of other intangible assets	674	645	744	677	676
FDIC insurance	5,005	3,809	4,731	4,334	9,121
OREO expenses, net	5,843	1,337	5,293	10,243	1,072
Other	11,317	11,121	13,047	10,465	10,231

Total non-interest expense	92,663	83,938	90,317	92,563	84,245

Income before taxes	20,790	25,490	43,102	54,587	10,041
Income tax expense	7,781	9,473	14,935	22,592	3,492

Net income	$13,009	$16,017	$28,167	$31,995	$6,549

Preferred stock dividends and discount accretion	$4,943	$4,943	$4,888	$4,668	$5,000

Net income applicable to common shares	$8,066	$11,074	$23,279	$27,327	$1,549

Net income per common share — Basic	$0.26	$0.43	$0.96	$1.14	$0.06

Net income per common share — Diluted	$0.25	$0.41	$0.90	$1.07	$0.06

Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—

Weighted average common shares outstanding	31,074	25,942	24,166	24,052	23,964
Dilutive potential common shares	1,267	1,139	2,845	2,493	300

Average common shares and dilutive common shares	32,341	27,081	27,011	26,545	24,264

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances, excluding covered loans — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009
Balance:
Commercial	$1,827,618	$1,749,895	$1,743,208	$1,643,721	$1,680,993
Commercial real estate	3,347,823	3,333,157	3,296,698	3,392,138	3,402,924
Home equity	922,305	924,993	930,482	928,548	912,399
Residential real-estate	332,673	322,984	306,296	281,151	279,345
Premium finance receivables — commercial (2)	1,346,985	1,317,822	730,144	752,032	888,115
Premium finance receivables — life insurance	1,378,657	1,233,573	1,197,893	1,045,653	182,399
Indirect consumer (1)	69,011	83,136	98,134	115,528	133,808
Consumer and other	99,091	105,002	108,916	116,486	115,493

Total loans, net of unearned income	$9,324,163	$9,070,562	$8,411,771	$8,275,257	$7,595,476

Mix:
Commercial	20%	19%	21%	20%	22%
Commercial real estate	36	37	39	41	45
Home equity	10	10	11	11	12
Residential real-estate	3	4	4	4	3
Premium finance receivables — commercial (2)	14	14	9	9	12
Premium finance receivables — life insurance	15	14	14	13	2
Indirect consumer (1)	1	1	1	1	2
Consumer and other	1	1	1	1	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(2)	Excludes $520 million of property and casualty premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009
Balance:
Non-interest bearing	$953,814	$871,830	$864,306	$841,668	$793,173
NOW	1,560,733	1,448,857	1,415,856	1,245,689	1,072,255
Wealth Management deposits (1)	694,830	690,919	971,113	935,740	919,968
Money Market	1,722,729	1,586,830	1,534,632	1,468,228	1,379,164
Savings	594,753	558,770	561,916	513,239	461,377
Time certificates of deposit	5,097,883	4,567,664	4,569,251	4,842,599	4,565,395

Total deposits	$10,624,742	$9,724,870	$9,917,074	$9,847,163	$9,191,332

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	15	15	14	13	11
Wealth Management deposits (1)	6	7	10	9	10
Money Market	16	16	15	15	15
Savings	6	6	6	5	5
Time certificates of deposit	48	47	46	49	50

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customes of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009
Net interest income	$104,775	$96,311	$87,448	$88,178	$73,067
Call option income	169	289	—	—	—

Net interest income including call option income	$104,944	$96,600	$87,448	$88,178	$73,067

Yield on earning assets	4.91%	5.01%	4.87%	5.24%	5.08%
Rate on interest-bearing liabilities	1.65	1.82	1.98	2.18	2.41

Rate spread	3.26%	3.19%	2.89%	3.06%	2.67%
Net free funds contribution	0.17	0.19	0.21	0.19	0.24

Net interest margin	3.43	3.38	3.10	3.25	2.91

Call option income	0.01	0.01	—	—	—

Net interest margin including call option income	3.44%	3.39%	3.10%	3.25%	2.91%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income — YTD Trends

	Six Months
	Ended	Years Ended
	June 30,	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Net interest income	$201,085	$314,096	$247,054	$264,777	$250,507
Call option income	459	1,998	29,024	2,628	3,157

Net interest income including call option income	$201,544	$316,094	$276,078	$267,405	$253,664

Yield on earning assets	4.96%	5.07%	5.88%	7.21%	6.91%
Rate on interest-bearing liabilities	1.73	2.29	3.31	4.39	4.11

Rate spread	3.23%	2.78%	2.57%	2.82%	2.80%
Net free funds contribution	0.18	0.23	0.24	0.29	0.30

Net interest margin	3.41	3.01	2.81	3.11	3.10

Call option income	0.01	0.02	0.33	0.03	0.04

Net interest margin including call option income	3.42%	3.03%	3.14%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2010	2010	2009	2009	2009
Liquidity management assets	$2,613,179	$2,384,122	$2,569,584	$2,078,330	$1,851,179
Other earning assets	62,874	26,269	26,167	24,874	22,694
Loans, net of unearned income	9,356,033	9,150,078	8,604,006	8,665,281	8,212,572
Covered loans	210,030	—	—	—	—

Total earning assets	$12,242,116	$11,560,469	$11,199,757	$10,768,485	$10,086,445

Allowance for loan losses	(108,764)	(107,257)	(97,269)	(85,300)	(72,990)
Cash and due from banks	137,531	113,514	124,219	109,645	118,402
Other assets	1,119,654	1,024,091	962,389	1,004,690	905,611

Total assets	$13,390,537	$12,590,817	$12,189,096	$11,797,520	$11,037,468

Interest-bearing deposits	$9,348,541	$8,818,012	$9,016,863	$8,799,578	$8,097,096
Federal Home Loan Bank advances	417,835	429,195	432,028	434,134	435,983
Notes payable and other borrowings	217,751	225,919	234,754	245,352	249,123
Secured borrowings — owed to securitization investors	600,000	600,000	—	—	—
Subordinated notes	57,198	60,000	63,261	65,000	66,648
Junior subordinated notes	249,493	249,493	249,493	249,493	249,494

Total interest-bearing liabilities	$10,890,818	$10,382,619	$9,996,399	$9,793,557	$9,098,344

Non-interest bearing liabilities	932,046	858,875	886,988	775,202	754,479
Other liabilities	195,984	153,132	179,115	158,666	117,250
Equity	1,371,689	1,196,191	1,126,594	1,070,095	1,067,395

Total liabilities and shareholders’ equity	$13,390,537	$12,590,817	$12,189,096	$11,797,520	$11,037,468

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Yield earned on:
Liquidity management assets	2.04%	2.24%	2.31%	2.94%	3.71%
Other earning assets	3.28	2.53	2.59	2.36	3.27
Loans, net of unearned income	5.71	5.75	5.64	5.79	5.39
Covered loans	5.12	—	—	—	—

	4.91%	5.01%	4.87%	5.24%	5.08%

Rate paid on:
Interest-bearing deposits	1.36%	1.53%	1.72%	1.93%	2.15%
Federal Home Loan Bank advances	3.93	4.11	4.14	4.14	4.14
Notes payable and other borrowings	2.65	2.63	2.81	2.88	2.82
Secured borrowings — owed to securitization investors	2.08	2.02	—	—	—
Subordinated notes	1.77	1.60	1.77	2.01	2.54
Junior subordinated notes	6.98	7.01	6.96	6.99	7.05

	1.65%	1.82%	1.98%	2.18%	2.41%

Interest rate spread	3.26%	3.19%	2.89%	3.06%	2.67%
Net free funds/contribution	0.17%	0.19%	0.21%	0.19%	0.24%

Net interest income/Net interest margin	3.43%	3.38%	3.10%	3.25%	2.91%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2010	2010	2009	2009	2009
Brokerage	$5,712	$5,554	$5,034	$4,593	$4,280
Trust and asset management	3,481	3,113	3,013	2,908	2,603

Total wealth management	9,193	8,667	8,047	7,501	6,883

Mortgage banking	7,985	9,727	16,495	13,204	22,596
Service charges on deposit accounts	3,371	3,332	3,437	3,447	3,183
Gains on sales of premium finance receivables	—	—	4,429	3,629	196
Gains (losses) on available-for-sale securities	46	392	642	(412)	1,540
Gain on bargain purchases	26,494	10,894	42,951	113,062	—
Trading gains (losses)	(1,538)	5,973	4,437	6,236	8,274
Other:
Fees from covered call options	169	289	—	—	—
Bank Owned Life Insurance	418	623	642	552	565
Administrative services	708	582	511	527	454
Miscellaneous	3,590	2,128	3,497	2,934	1,761

Total other income	4,885	3,622	4,650	4,013	2,780

Total Non-Interest Income	$50,436	$42,607	$85,088	$150,680	$45,452

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2010	2010	2009	2009	2009
Salaries and employee benefits	$50,649	$49,072	$47,955	$48,088	$46,015
Equipment	4,046	3,896	4,097	4,069	4,015
Occupancy, net	6,033	6,230	6,124	5,884	5,608
Data processing	3,669	3,407	3,404	3,226	3,216
Advertising and marketing	1,470	1,314	1,366	1,488	1,420
Professional fees	3,957	3,107	3,556	4,089	2,871
Amortization of other intangibles	674	645	744	677	676
FDIC insurance	5,005	3,809	4,731	4,334	9,121
OREO expenses, net	5,843	1,337	5,293	10,243	1,072
Other:
Commissions - 3rd party brokers	1,097	962	757	843	791
Postage	1,229	1,110	1,367	1,139	1,146
Stationery and supplies	761	732	859	769	793
Miscellaneous	8,230	8,317	10,064	7,714	7,501

Total other expense	11,317	11,121	13,047	10,465	10,231

Total Non-Interest Expense	$92,663	$83,938	$90,317	$92,563	$84,245

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009
Allowance for loan losses at beginning of period	$102,397	$98,277	$95,096	$85,113	$74,248
Provision for credit losses	41,297	29,044	38,603	91,193	23,663
Other adjustments	—	1,943	—	—	—
Reclassification to allowance for unfunded lending-related commitments	785	(99)	(494)	(1,543)	—
Charge-offs:
Commercial	4,781	4,675	8,894	16,685	5,727
Commercial real estate	12,311	20,244	22,894	57,928	4,119
Home equity	3,089	281	1,572	1,727	795
Residential real estate	310	406	385	422	108
Premium finance receivables — commercial	17,747	1,933	2,532	2,478	1,792
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	256	274	427	588	473
Consumer and other	109	179	148	244	130

Total charge-offs	38,603	27,992	36,852	80,072	13,144

Recoveries:
Commercial	143	443	237	104	52
Commercial real estate	218	442	552	35	55
Home equity	6	8	812	1	1
Residential real estate	2	5	—	—	—
Premium finance receivables — commercial	188	229	194	161	155
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	81	50	44	62	44
Consumer and other	33	47	85	42	39

Total recoveries	671	1,224	1,924	405	346

Net charge-offs	(37,932)	(26,768)	(34,928)	(79,667)	(12,798)

Allowance for loan losses at period end	$106,547	$102,397	$98,277	$95,096	$85,113
Allowance for unfunded lending-related commitments at period end	$2,169	$3,653	$3,554	$3,129	$1,586

Allowance for credit losses at period end	$108,716	$106,050	$101,831	$98,225	$86,699
Credit-related discounts on purchased premium finance receivables — life insurance	28,216	33,990	37,323	36,195	—

Total credit reserves	$136,932	$140,040	$139,154	$134,420	$86,699

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.04%	1.02%	2.04%	4.01%	1.45%
Commercial real estate	1.45	2.42	2.62	6.69	0.48
Home equity	1.34	0.12	0.32	0.75	0.35
Residential real estate	0.23	0.32	0.28	0.33	0.09
Premium finance receivables — commercial	5.46	0.54	1.38	0.74	0.43
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	0.92	1.00	1.43	1.67	1.20
Consumer and other	0.27	0.48	0.22	0.71	0.25

Total loans, net of unearned income (1)	1.63%	1.19%	1.61%	3.65%	0.63%

Net charge-offs as a percentage of the provision for credit losses	91.85%	92.48%	90.48%	87.36%	54.08%
Loans at period-end (1)	$9,324,163	$9,070,562	$8,411,771	$8,275,257	$7,595,476
Allowance for loan losses as a percentage of loans at period-end (1)	1.14%	1.13%	1.17%	1.15%	1.12%
Allowance for credit losses as a percentage of loans at period-end (1)	1.17%	1.17%	1.21%	1.19%	1.14%
Total credit reserves as a percentage of loans (net of discounts) at period-end (1)	1.47%	1.54%	1.65%	1.62%	1.14%

(1)	Excludes covered loans

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans, excluding covered loans — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial	$99	$—	$561	$758	$3,259
Commercial real-estate	2,248	1,195	—	22,619	4,260
Home equity	—	21	—	100	—
Residential real-estate	—	—	412	1,172	1,447
Premium finance receivables — commercial	6,350	7,479	6,271	11,714	14,301
Premium finance receivables — life insurance	1,923	5,450	—	—	—
Indirect consumer	579	665	461	549	695
Consumer and other	3	20	95	25	341

Total past due greater than 90 days and still accruing (1)	11,202	14,830	7,800	36,937	24,303

Non-accrual loans:
Commercial	17,741	15,331	16,509	19,035	20,908
Commercial real-estate	82,984	82,389	80,639	147,691	163,814
Home equity	7,149	7,730	8,883	6,808	7,133
Residential real-estate	4,436	5,460	3,779	4,077	4,792
Premium finance receivables — commercial	11,389	14,106	11,878	16,093	15,806
Premium finance receivables — life insurance	—	73	704	—	—
Indirect consumer	438	615	995	736	1,225
Consumer and other	62	426	617	282	238

Total non-accrual (1)	124,199	126,130	124,004	194,722	213,916

Total non-performing loans:
Commercial	17,840	15,331	17,070	19,793	24,167
Commercial real-estate	85,232	83,584	80,639	170,310	168,074
Home equity	7,149	7,751	8,883	6,908	7,133
Residential real-estate	4,436	5,460	4,191	5,249	6,239
Premium finance receivables — commercial	17,739	21,585	18,149	27,807	30,107
Premium finance receivables — life insurance	1,923	5,523	704	—	—
Indirect consumer	1,017	1,280	1,456	1,285	1,920
Consumer and other	65	446	712	307	579

Total non-performing (1)	$135,401	$140,960	$131,804	$231,659	$238,219

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.98%	0.88%	0.98%	1.20%	1.44%
Commercial real-estate	2.55	2.51	2.45	5.02	4.94
Home equity	0.78	0.84	0.95	0.74	0.78
Residential real-estate	1.33	1.69	1.37	1.87	2.23
Premium finance receivables — commercial	1.32	1.64	2.49	3.70	3.39
Premium finance receivables — life insurance	0.14	0.45	0.06	—	—
Indirect consumer	1.47	1.54	1.48	1.11	1.44
Consumer and other	0.07	0.42	0.65	0.26	0.50

Total loans, net of unearned income (1)	1.45%	1.55%	1.57%	2.80%	3.14%

Allowance for loan losses as a percentage total non-performing loans (1)	78.69%	72.64%	74.56%	41.05%	35.73%

(1)	Excludes covered loans